EXHIBIT 4.17

Agreement on Imported Material for Processing

Party A: Shenzhen Long Gong City Ping Hu Golden Bright Factory
(or named Processing Factory below)
Party B: Golden Bright Plastic Manufacturing Co. Ltd.
Business Unit: Shenzhen Long Gong City Foreign Economic Services Company

The three parties are on the basis of obeying the laws and related regulations of PRC, with equality and mutual benefits. Regarding to the processing assembly of plastic products, electronic assembly, toy products, etc business for Party B, it is agreed unanimously as follows:

1. Responsibility of each party:

Party A responsible to -
1)
Provides location on Long Gong City, gross area is 1,000 square meter., with 50-100 workers, for production of the above processing assembly product to Party B for delivery to Hong Kong and other countries.

2)
Provides the existing facilities of water and electricity supply for production. Party B is responsible for the newly installation of facilities and the consumption of water on production and electricity expenses.

3)	Provides assistance to Party B on import and export issues.
4)	Provides the factory manager, accounting and warehouse personnel for supervising the operation of factory and finance management.

Party B responsible to -
1)	Provides the production equipment facilities without asking to pay (see attached list). The value of the equipment is HK$300,000. The property right belongs to Party B.
2)	Without asking to pay to provide the processing raw material, accessory material, packaging material etc.
3)	Suggests Party A to change the workers if the workers cannot reach the standard after training but have no right to layoff workers.
4)	Pays any charges imposed on supervising the processing raw material, accessory material, packaging material etc.

2. The Processing Quantity:

1)
90,000 orders quantity will be processed by Party B in the First Year and the processing fee is approximately HK$30,000 paid by Party A. There shall be increment of processing quantity in the Second Year. Party B shall fix the processing quantity based on this agreement (Production Contract)

3. The Local Labor Working Fee:

1)
The trail (training) period is 3 months. During the trail period, the monthly local labor working fee is HK$550 per head (25 working days per month and eight hours per day). Party B shall get the approval from Party A for arranging work overtime and the extra allowances shall be added to the normal local labor working fee.

2)	After the trail period, the monthly local labor working fee is set as HK$650 or above per head and shall be adjusted according to inflation rate in every two years.
3)	Party B is responsible for the consumption of water on production and electricity expenses.
4)
Party B shall pay the fixed local labor working fee HK$13,000 monthly for the factory and production facilities provided by Party A and remit to Party A through the bank in China. The fee shall be adjusted according to inflation rate in every two years.

5)	Party B shall not pay the working fee to the workers directly. The working fee must remit to Party A according to the regulation of country.

4. Ratio of Wastage:

1)	During trial production period, Party B provides the raw and accessory materials without asking to pay, and report the actual wastage.
2)	After the trial production period, the ratio of wastage is agreed by both parties, and list out in the Production Contract.

5. Imported Material and Delivery:

1)
Party B should fix the processing quantity based on this agreement (Production Contract), and provide enough raw & accessory material, and packaging materials for each month usage. In order for the normal production in factory, Party B is required to deliver the raw & accessory material, and packaging materials to the Processing Factory seven days in advance before the start of production.

2)
In order for Party B to start the normal activities, the Processing Factory should deliver to Party B according to the agreed delivery date, time, quality, and quantity stated in the Production Contract.

3)
Party B provides the machinery, light, ventilation facilities and raw & accessory material, packaging materials etc. The transaction takes place in the Processing Factory. After processing the products by the Processing Factory, Party B inspects the products and arrange transportation, and the Processing Factory will not be responsible for any shortage and re-do work.

6. Way of Remittance:

1)
Local labor working fee is to be settled monthly. Party B is required to purchase the bank draft (or cashier order) from the bank in Hong Kong to Party A. Party A can draw the money from the bank issued the bank draft through the Bank of China (Long Gong branch) by the Business Unit, Shenzhen Long Gong City Foreign Economic Services Company. If the payment is 15 days overdue, additional interest based on current bank interest rate is required to pay to Party A. If the payment is 30 days overdue, Party A reserves the right to stop the delivery or take any other actions.

7. Transportation and Insurance:

1)	Party B provides the equipment facilities, raw & accessory materials, packaging material and also responsible for the transportation expense after processing by the Processing Factory.
2)
Party B should buy the insurance from China People’s Insurance Co Ltd covering the risk for importing of raw, accessory and packaging material; exporting of finished products; the equipment facilities, the raw, accessory and packaging material stored in the factory during the processing period; as well as the labour and property risk.

8. Exchange of Technology:

After the machinery facilities arrived at the Processing Factory, Party B should arrange technician to install the machineries as soon as possible. The Processing Factory shall provide assistance. Starting from the trial production period, Party B should arrange technological training to the workers until the workers can basically understand the production technology and process the normal production. Party B is responsible for the trainer salary and all training expenses. The Processing Factory is responsible to provide a convenient living condition for the appointed trainers.

9. Arbitration :

Any unclear issues in this agreement, both parties can compromise to change and supplement. In case of any dispute, both parties should try to solve the dispute in a harmonious way. If the dispute can be solved, the case shall be filed to the China International Trade Development Committee and the Foreign Economic Trade Arbitrary Committee Shenzhen Branch Committee for arbitration. Both parties should obey the final decision made by the arbitration. The fail party is responsible for the arbitrary expense.

10. Validity of Agreement :

This agreement is valid for 7 years with immediate effect from the date approved by the related authority and signed by all parties. The validity period is February 20, 1993 to February 20, 1999. For any early termination or extension of this agreement, it is required to give 3 months’ notice to the other party. Both parties shall agree and the related authorities shall approve for the termination or extension. The party terminated the agreement shall pay one month local labor working fee to the other party as compensation.
After the expiry of the agreement, the property right of the fixed assets (e.g. factory, dormitory building) and any machinery sold to Party A before shall belong to Party A. The property right of the movable assets provided by Party B (e.g. machinery, facilities, vehicles etc) without asking to pay before shall belong to Party B and is required to handle according to the regulations set by Customs.
Any party fails to execute this agreement after the agreement come into effective for two months, the other party reserves the right to terminate the agreement after getting the approval from the related authority.
If Party B fails to produce in six consecutive months, Party A reserves the right to terminate the agreement after getting the approval from the related authority. Party B shall compensate any losses occurred to Party A.
This Agreement has 6 original copies. Party A, Party B and the Business Unit will each have a set of original copy that all have equal binding power. There are also several duplicate copies.
For any other issues not included in this agreement, amendment on this agreement or supplementary agreement shall be made and need the approval by the related authority in order to come into effective.

Party A: Shenzhen Long Gong City Ping Hu Golden Bright Factory
Party B: Golden Bright Plastic Manufacturing Co. Ltd.
Business Unit: Shenzhen Long Gong City Foreign Economic Services Company
(all Parties signed and stamped)
Signed in Shenzhen on 17 February, 1993